Exhibit 99.1

United Development Funding IV Announces Distribution

GRAPEVINE, Texas, August 7, 2019 (GLOBE NEWSWIRE) – United Development Funding IV ("UDF IV") (OTC PINK: UDFI) announced today that its board of trustees has authorized a distribution of $0.065 per common share of beneficial interest payable on August 30, 2019 to shareholders of record as of the close of business on August 9, 2019.

Hollis M. Greenlaw, Chairman of the Board and Chief Executive Officer said, “We are very pleased to make this distribution. Since the Kyle Bass and Hayman Capital attack beginning in December 2015, our management team has dealt with the business injuries Bass caused.  In November 2017, we sued Kyle Bass and his companies in Dallas County Court (the “Court”) for business disparagement and tortious interference with our business.   In June 2018, the Court ruled that we had set forth a prima facie case, and now Bass and Hayman Capital have appealed that ruling.  We will continue to see that all facts and people involved will be pursued. We will persist in demanding that Bass and his Hayman companies permit full discovery in our civil action so that the full extent of their actions will be known to the government and the public. While we cannot give any assurances that we will receive any damages as a result of our lawsuit, it is our commitment to work vigilantly to expose Bass’s actions, to have him held accountable and to preserve and continue to create shareholder value. Our employees and our investors deserve both vindication and justice.”

About United Development Funding IV

United Development Funding IV is a public Maryland real estate investment trust. UDF IV was formed primarily to generate current interest income by investing in secured loans and producing profits from investments in residential real estate. Additional information about UDF IV can be found on its website at www.udfiv.com. UDF IV may disseminate important information regarding its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Investor Contact:	Media Contact:
Investor Relations	mediarelations@udfiv.com
1-800-859-9338	817-835-0650
investorrelations@udfiv.com